Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(7)

(Form Type)

International Seaways, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, no par value(2)	457(c)	217,088	$54.52	$11,835,638	0.00014760	$1,747

Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—
	Total Offering Amounts					$11,835,638		$1,747
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$1,747

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on April 26, 2024, as reported on the New York Stock Exchange.

(2) Each share of common stock registered hereunder includes an associated right (the “Rights”) as set forth in the Amended and Rights Agreement, dated as of April 11, 2023, between the registrant and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”). Rights are attached to the shares of common stock, will not be offered separately, and are not exercisable until the occurrence of certain events specified in the Rights Agreement. The value attributable to the Rights, if any, is reflected in the value of the common stock.